LAW OFFICE OF ANDREW COLDICUTT
1220 Rosecrans Street, PMB 258
San Diego, CA 92106
p. 619.228.4970
e. info@ColdicuttLaw.com

July 14, 2015

To the Board of Directors
IFAN Financial, Inc.
5694 Mission Center Road, Suite 602-660
San Diego, CA 92108

Re: *Registration Statement on Form S-1 SEC File Number 001-36122*

Gentlemen:

At your request, I have examined the Registration Statement on Form S-1 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by IFAN Financial, Inc., a Nevada corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), 20,000,000 shares of the Company's common stock (the "Shares").

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

Based on the foregoing, I am of the opinion that under Nevada law that the Shares, when issued, will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in the prospectus constituting a part thereof.

Yours Truly,

/s/ Andrew Coldicutt
Andrew Coldicutt